EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2026

DORADO, PUERTO RICO /ACCESS Newswire/ March 17, 2026 /Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the quarter ended January 31, 2026 were approximately $2.3 million, a decrease of approximately $0.2 million when compared to the same period last year. Net income for the quarter ended January 31, 2026 was $32,860, an improvement of $24,324 when compared to the same quarter last year.

“We entered this fiscal year focused on executing the strategic priorities established over the past several quarters—sharpening our service portfolio, reinforcing operational alignment, and concentrating on the markets where our capabilities create the most value. We are encouraged by the progress made in improving operational efficiency, which allowed us to deliver a modest profit compared to a slight loss in the same period last year. As we look ahead, we will continue strengthening client relationships, maintaining disciplined cost management, and aligning our organization with the areas of greatest opportunity. We remain confident that these efforts position us well to build momentum and deliver long term value to our shareholders,” said Mr. Sanchez, Chief Executive Officer.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2025, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv Inc.